AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), is entered into as of the Effective Date (as defined on the signature page hereto), by and between DELRAY ANDREW RE, LLC, a Florida limited liability company (the “Purchaser”), and AREP 5400 EAST AVENUE LLC, a Delaware limited liability company (the “Seller”). Seller agrees to sell and Purchaser agrees to buy certain property upon the terms, conditions and provisions set forth below.

I.                    PURCHASE AND SALE OF THE PROPERTY.

A.                Agreement to Purchase and Sell. In consideration of the payment by Purchaser to Seller of the amount equal to Twenty Million Eighty Thousand and No/100 Dollars ($20,080,000.00) (the “Purchase Price”), which is exclusive of adjustments and closing costs and prorations referred to herein, Seller hereby agrees to sell all of Seller’s right, title and interest (i) in and to the real property located approximately at 5400, 5402 and 5408 East Avenue, West Palm Beach, Florida 33407, Folio Numbers 74-43-43-04-29-001-0000, 74-43-43-04-29-002-0000, 74-43-43-04-00-000-3090, as legally described on Exhibit A attached hereto and incorporated herein (the “Real Property”); (ii) in all structures, betterments, and utilities located on or under the Real Property, of any nature now or thereafter situated in whole or in part upon the Real Property or on the Appurtenances (as hereinafter described), regardless of whether physically affixed thereto or severed or capable of severance therefrom but only to the extent Seller owns such structures, betterments, and utilities and has the right to transfer same (the “Improvements”); (iii) the benefits of all easements and all other rights or any nature whatsoever, if any, appurtenant to the Real Property or Improvements or both, and all easements, rights of way or uses, licenses, privileges, franchises, servitudes, tenements, leases, and hereditaments, if any, serving, belonging to or benefiting the Real Property or the Improvements but only to the extent Seller has the right to transfer same (the “Easements”); (iv) all rights and appurtenances pertaining to the foregoing, including, if any, without limitation, any development rights, air rights, density rights, drainage rights, and any right, title and interest of Seller in, or appurtenant to the Real Property and Improvements in any adjacent streets, alleys or sidewalks including without limitation, to the extent Seller has any such rights or interests and has the right to transfer same: (a) the benefit of all easements and other rights of any nature whatsoever, if any, appurtenant to the Real Property or the Improvements, or both, which shall include, if applicable, the right and benefit of all rights-of-way, strips and gores of land, highways, streets, avenues, alleys, passages, utility mains, service laterals, hydrants, valves, drainage rights, sanitary sewer and potable water rights, stormwater drainage rights, rights of ingress and egress to the Real Property and any improvements in all adjoining property of Seller located on any of such property interests, (b) water rights and powers, oil, gas, mineral and riparian and littoral rights, whether now existing or hereafter arising with respect to the Real Property, (c) all soil, flowers, shrubs, trees, timber, compacted soil, submerged lands, fill, landscaping, and other embellishments on or appurtenant to the Real Property, and (d) all reversion or reversions, of any of the foregoing (the “Appurtenances”); (v) all of Seller’s right, title and interest, if any, in and to: all rights and interests appurtenant to the Real Property and Improvements arising out of or related to any property owner’s associations, declaration, reciprocal easement agreement, or other encumbrance affecting title to the Real Property in connection with a common development scheme with other lands, and other fixtures, equipment, general intangibles, goods, inventory, merchandise, raw materials, parts, supplies, work-in-process, finished products, all personal property of every kind and nature whatsoever (whether tangible or intangible), gas and electric fixtures, heating, ventilating and air conditioning fixtures, carpeting and other floor coverings, furniture, furnishings, water heaters, appliances, window screens, awnings, storm sashes, all building and other permits, surveys, architectural and engineer plans and specifications, certifications, studies, and work product prepared relating to design or construction of any improvements, licenses, equipment, construction contracts, permits, accounts receivable from Tenant, and all other intangible property relating to, used in connection with the operation or maintenance the Real Property, if any, all to the extent owned by Seller and transferable to Purchaser (collectively, the “Personal and Intangible Property”), (v) in that certain Lease Agreement dated June 15, 2015 by and between Seller and Alternatives in Treatment, LLC, a Florida limited liability company (“Tenant”), as amended by a certain First Amendment to Lease Agreement dated June 23, 2016 and as guaranteed by a certain Guaranty dated June 15, 2015 in favor of Seller (collectively, the “Lease”; the Real Property, Improvements, Easements, Appurtenances, the Personal and Intangible Property, and the Lease, are sometimes collectively referred to herein as the “Property”); and Purchaser hereby agrees to purchase the Property from Seller upon the terms and conditions set forth herein. For the avoidance of doubt, Seller shall have no obligation to convey any Real Property, Improvements, Easements, Appurtenances, or Personal and Intangible Property unless the same is owned by Seller and is capable of being transferred to Purchaser.

B.                 Earned Payments; Closing Deposits.

1.       Initial Earned Payment. On the Effective Date, Purchaser shall deliver Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (“Initial Earned Payment”) to Seller.

2.       November Earned Payment. On or prior to November 6, 2017 (the “November Deadline”) Purchaser shall deliver Three Hundred Fifty Thousand and No/100 Dollars ($350,000.000) (“November Earned Payment”) to Seller.

3.       December Earned Payment. On or prior to December 1, 2017 (the “December Deadline”) Purchaser shall deliver Two Hundred Fifty Thousand and No/100 Dollars ($250,000.000) (“December Earned Payment”) to Seller.

4.       January Earned Payment; Closing Deposit. On or prior to January 1, 2018 (the “January Deadline”) Purchaser shall deliver Six Hundred Thirty Thousand and No/100 Dollars ($630,000.00) to Seller of which Five Hundred Thousand and No/100 Dollars ($500,000.00) is referred to as the “January Closing Deposit” and One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) is referred to as the “January Earned Payment”.

5.       February Earned Payment; Closing Deposit. On or prior to February 1, 2018 (the “February Deadline”) Purchaser shall deliver Six Hundred Thirty Thousand and No/100 Dollars ($630,000.00) to Seller of which Five Hundred Thousand and No/100 Dollars ($500,000.00) is referred to as the “February Closing Deposit” and One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) is referred to as the “February Earned Payment”.

Any amounts delivered to Seller as Initial Earned Payment, November Earned Payment, December Earned Payment, January Earned Payment and/or February Earned Payment are referred to, collectively, as the “Earned Payments”. The January Closing Deposit and February Closing Deposit are hereinafter referred to together as the “Closing Deposits”. Notwithstanding the Access Period (defined below), simultaneously with the delivery of each of the Initial Earned Payment, November Earned Payment, December Earned Payment, January Earned Payment and/or February Earned Payment, such funds shall be deemed fully earned by Seller and shall be automatically non-refundable to Purchaser, and shall be the sole property of Seller. Simultaneously with the delivery of each of the January Closing Deposit and February Closing Deposit, as applicable, the January Closing Deposit and February Closing Deposit, as applicable, shall be automatically non-refundable, except in accordance with the express terms of this Agreement. The balance of the Purchase Price net of the Earned Payments and Closing Deposits actually paid are due at Closing in cash. All payments under this Agreement are to be made by immediately available funds by federal wire transfer in U.S. Dollars.

C.       Failure to Fund. Notwithstanding anything in this Agreement to the contrary, for clarification, in the event Purchaser fails, for any reason, to deliver (i) the Initial Earned Payment on the Effective Date, (ii) the November Earned Payment prior to the expiration of the November Deadline, (iii) the December Earned Payment prior to the expiration of the December Deadline, (iv) the January Earned Payment and January Closing Deposit prior to the expiration of the January Deadline, or (iv) the February Earned Payment and February Closing Deposit prior to the February Deadline, then, in any of the foregoing events, such failure shall be deemed an immediate and incurable Purchaser default and shall entitle Seller to exercise any or all of the remedies available under Section X.A. below.

D.       Purchaser Acknowledgement. Purchaser acknowledges that prior to the Effective Date Purchaser has had adequate opportunity to make an inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Purchaser has, in Purchaser’s discretion, deemed necessary or advisable to determine the physical, environmental and land use characteristics of the Property (including, without limitation, its subsurface) and its suitability for Purchaser’s intended use.

II.                 DUE DILIGENCE AND TITLE COMMITMENT. Upon execution of this Agreement, Purchaser and/or Seller, as the case may be, agree to perform the following:

A.                Title Commitment.

1.                  Order of Title Commitment. On or before fifteen (15) Business Days from the Effective Date, Seller shall at Seller’s expense, obtain a written commitment agreeing to issue to Purchaser, upon recording of the Deed (hereinafter defined) a 2006 ALTA owner’s title policy issued by McDonald Hopkins LLC as title agent for First American Title Company (the “Title Company”) covering title to the Real Property. Said commitment shall be accompanied by a copy of all documents recorded against and affecting the Real Property listed therein (the “Title Commitment”).

2.                  Permitted Exceptions; Defects in Title. The conveyance of the Property and the Deed (as defined below) shall be subject to the following:

(a)       The lien for real property taxes and any special assessments for 2018 calendar year;

(b)       Liens, exceptions or restrictions or other matters caused or created by Purchaser, its affiliates, agents, employees or contractors;

(c)       Any state of facts shown on that certain ALTA/ACSM Land Title Survey of the Real Property prepared by Craig L. Wallace Surveying Corp. as Job # 08-1214.1 dated August 10, 2013 (with last field work May 29, 2015) (“Seller’s Existing Survey”) (which Purchaser acknowledges receiving and approving) or which would be shown on a different or more current survey;

(d)       Any state of facts which a personal inspection of the Property made at the time of Closing would disclose;

(e)       Laws, regulations, ordinances, building restrictions (including, without limitation, zoning regulations);

(f)       The Lease and rights or claims of Tenant and those claiming by, through, or under Tenant;

(g)       A certain Access Agreement by and between Seller and Comcast Cable Communications Management, LLC dated February 15, 2016 which Purchaser acknowledges receiving and approving (the “Comcast Agreement”);

(h)       All matters identified in that certain Owners Policy of Title Insurance Issued by Chicago Title Insurance Company dated June 16, 2015 as Policy Number 5869-4-5136426 (41937.0001)-2015.7230609-93631126 and all underlying title documents thereto (“Seller’s Existing Title”), copies of which Purchaser has received and approved;

(i)       All matters not constituting Objectionable Exceptions (as defined below); and

(j)       Objectionable Exceptions which are waived or deemed waived by Purchaser (or cured by Seller) pursuant to the penultimate paragraph of this Section II.A.2.

The exceptions set forth in Paragraphs II.A.2(a)-(j) above are individually referred to as a “Permitted Exception”, and collectively referred to as the “Permitted Exceptions”.

Only the following matters may be objected to by Purchaser: (i) easements of record that materially and adversely encroach upon any existing Improvement to the extent the Title Company is unwilling to endorse over same and the same is not identified in the Seller’s Existing Title or Seller’s Existing Survey; or (ii) any monetary liens, financing statements, or mortgages to the extent not entered into by Tenant or caused by, through or under Tenant (the “Objectionable Exceptions”). As of the Effective Date, Seller represents it has not received any written notice of any monetary liens filed or intended to be filed for work on the Property (excluding notices of commencement of work in connection with Tenant’s work at the Property). If title to the Property pursuant to the Title Commitment is subject to any Objectionable Exceptions, Purchaser shall, within six (6) days from its receipt of the Title Commitment, give Seller written notice of such Objectionable Exceptions to title to the Property (“Valid Title Objections”). If Purchaser does not provide timely notice of Valid Title Objections, Purchaser’s rights to object shall be deemed waived and all matters that constitute Objectionable Exceptions (aside from Seller’s Financing (as defined below)) shall be deemed Permitted Exceptions. Seller may, at its option, undertake to eliminate any matters set forth as Valid Title Objections. Seller shall have thirty (30) days from the receipt of Purchaser’s title objections in which to cure any Valid Title Objections, and the Closing shall be extended to the extent necessary to permit Seller to cure such Valid Title Objections. In the event Seller is unable or unwilling to satisfy said defects within the time permitted, Purchaser, at its option may not later than two (2) days after the expiration of such thirty (30) day period elect to (i) terminate its obligation to purchase whereupon any Closing Deposits funded by Purchaser previously shall be returned to Purchaser and this Agreement shall be of no further force or effect, except for the specific provisions that survive, or (ii) waive its Valid Title Objections and accept title to the Property with the Objectionable Exceptions identified in the Valid Title Objections without reduction of the Purchase Price.

Notwithstanding anything to the contrary in this Agreement, exceptions 15, 16, 17 and 18 of Schedule B of the Seller’s Existing Title (“Seller’s Financing”) and any other documents evidencing or securing borrowings of money by Seller recorded after the issuance of Seller’s Existing Title, if any, shall not constitute Permitted Exceptions (need not be objected to by Purchaser) and shall be required to be paid off and removed by Seller by reduction of the “net proceeds due Seller” at Closing. For the avoidance of doubt, only the portion of exception 15 related to the Subordination, Non-Disturbance and Attornment Agreement shall be considered Seller’s Financing (as Purchaser is taking the Property subject to the Lease and rights of Tenant).

B.                 Access; Seller Information; Automatic Termination.

1.                  Access Period. Subject to the rights of Tenant, the terms of the Lease, and the terms of this Section II.B.1., Purchaser, its members, managers, officers, employees, agents, prospective lenders, attorneys, accountants, architects and engineers (collectively, “Purchaser Parties”) shall be permitted to enter upon the Property, at times set forth in Section II.B.2. below, during the period of time commencing on the Effective Date and expiring at 5:00 p.m. (Palm Beach Local Time), on the date that is sixty (60) days after the Effective Date (the “Access Period”), for purposes of performing additional Due Diligence (as hereinafter defined) with respect to the Property. For purposes of this Agreement, “Due Diligence” shall mean the conduct, undertaking and execution of examinations, inspections, investigations, surveys, inventories, reviews, audits and similar investigations with respect to the Property as Purchaser deems necessary or desirable. The Due Diligence shall be subject to the terms, conditions and limitations set forth below, and Purchaser’s conduct thereof shall be in strict compliance with its covenants and agreements contained herein.

2.                  Access; Insurance. Seller hereby grants to Purchaser Parties such access, at times mutually acceptable to Seller and Purchaser Parties (but subject to the rights of Tenant and the terms of the Lease), to the Property accompanied by Seller or an agent during the Access Period to conduct, at Purchaser’s expense, Due Diligence at the Property. Purchaser Parties shall not undertake any invasive testing without first obtaining Seller’s prior written consent thereto, which consent shall not be unreasonably withheld. Prior to any such entry by any Purchaser Parties, Purchaser shall deliver to Seller a certificate or other proof that such party has comprehensive and general liability insurance including premises liability, completed operations, product liability and contingent liability for negligence which, in any event, is sufficient to cover such Purchaser Parties obligations of indemnity specified in Section II.B.7. below (and the other Seller Indemnified Parties (as hereinafter defined)) hereunder, all of which shall be primary as to any valid and collectible insurance available to Seller (or such other Seller Indemnified Parties)). Purchaser shall also require all consultants, contractors and sub-contractors engaged by Purchaser or other Purchaser Parties to obtain and maintain insurance of the same types and amounts as the insurance coverages set forth hereinabove. At Seller’s request, Purchaser will promptly furnish to Seller copies of any reports or other written materials received by any Purchaser Parties relating to any Due Diligence performed at the Property.

3.                  Seller Deliveries. Purchaser acknowledges that Seller has previously delivered Seller’s Existing Title, Seller’s Existing Survey, the Comcast Agreement and the Lease (collectively, the “Seller Information”). Any reliance upon the Seller Information shall be at Purchaser’s sole risk. Seller does not warrant the accuracy of any of the information contained therein; but does represent that the Lease is a full, correct and complete copy thereof in all material respects and that the amount of the Construction Allowance (as defined in the Lease) funded to Tenant by Seller prior to the Effective Date is $1,587,206.11 according to the books and records of Seller ordinarily maintained in the course of its business. To the best of Seller’s knowledge, no additional Construction Allowance requests were delivered by Tenant prior to June 15, 2017. Purchaser acknowledges that Seller may not have an original version of the Lease. Purchaser acknowledges that prior to Closing Purchaser has or will have had adequate opportunity to make an inspection of the Property (including an inspection for zoning, land use, environmental and other laws, regulations and restrictions) as Purchaser has, in Purchaser’s discretion, deemed necessary or advisable to determine the physical, environmental and land use characteristics of the Property (including, without limitation, its subsurface) and its suitability for Purchaser’s intended use.

4.                  Termination Notice; Waiver. Purchaser shall have the right, on or before the expiration of the Access Period to give written notice to Seller terminating this Agreement for any reason or no reason whatsoever. In the event that Purchaser properly delivers any such written notice terminating this Agreement to Seller prior to the expiration of the Access Period, the Initial Earned Payment, November Earned Payment, and December Earned Payment actually paid by Purchaser shall be retained by Seller but shall be applied first against Tenant’s monthly rental arrearages and real estate tax payment arrearages under the Lease accruing from August 1, 2017 through the day the Agreement is terminated, then to Tenant’s other arrearages under the Lease in any order and priority determined by Seller in its sole and absolute discretion, this Agreement shall terminate (except for the terms and provisions hereof which are expressly intended to survive any such termination), and the parties shall have no further obligation to proceed to Closing. Seller and Purchaser hereby mutually acknowledge and agree that the Earned Payments due and payable prior to the expiration of the Access Period represent adequate bargained for consideration for Seller’s execution and delivery of this Agreement, the right of Purchaser to purchase the Property, and the right of Purchaser to inspect the Property and conduct the feasibility and other investigations as permitted by the terms of this Agreement. In the event Purchaser terminates this Agreement prior to the expiration of the Access Period as permitted by the terms of this Agreement, such Earned Payments are non-refundable and shall be retained by Seller as independent consideration. In the event Purchaser fails, for any reason, to properly deliver the aforesaid written notice terminating this Agreement to Seller prior to the expiration of the Access Period, Purchaser shall be conclusively deemed to have waived its right to terminate this Agreement pursuant to the terms and provisions of this Section II.B.4., this Agreement shall remain in full force and effect, and the parties shall proceed to Closing in accordance with, and subject to, the terms and provisions hereof.

5.       Purchaser Liens and Encumbrances. Nothing contained in this Agreement shall empower Purchaser or any other Purchaser Parties to do any act which can, shall or may encumber the Property or the title of Seller therein or to suffer or permit any lien of mechanics or materialmen or others to be placed against the Property or any part thereof with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Purchaser, any other Purchaser Parties, their respective employees, agents, consultants or representatives or the Property or any part thereof. In the event such encumbrance, lien or claim of lien is not immediately released, within fifteen (15) days after notice from Seller, Seller, at its sole option and in addition to any of its other rights and remedies, may take any and all action necessary to release and remove such lien or claim of lien (it being agreed by Purchaser that Seller shall have no duty to investigate the validity thereof), and Purchaser shall promptly upon notice thereof reimburse Seller for all sums, costs and expenses, including court costs and reasonable attorneys’ fees and expenses, incurred by Seller in connection with such encumbrance, lien or claim of lien.

6.       Return and Destruction of Due Diligence. In the event this Agreement is terminated for any reason prior to Closing, Purchaser shall promptly: (i) return to Seller all materials (and all copies thereof) related to the Due Diligence or Seller Information furnished to Purchaser or Purchaser Parties by Seller or its agents or representatives, and confirm destruction of such Due Diligence if transmitted electronically; (ii) deliver to Seller all copies and versions of any surveys, third party reports, or test results performed by or on behalf of Purchaser or Purchaser Parties; and (iii) destroy all other materials obtained or created by Purchaser or Purchaser Parties during the course of the Due Diligence with respect to the Property (including, without limitation, its notes and informal analyses).

7.       Indemnity. Purchaser agrees to protect, indemnify, defend (with counsel acceptable to Seller) and hold Seller, its managers, members, parents, subsidiaries and affiliates, and their respective officers, directors, members, shareholders, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries suffered or incurred by any of the Seller Indemnified Parties arising out of, resulting from, relating to or connected with: (i) any Due Diligence performed at the Property by Purchaser or any other Purchaser Parties; (ii) any breach or violation of a representation, warranty or covenant of this Agreement on the part of Purchaser; and/or (iii) the negligence or willful misconduct of, or other acts or omissions of, Purchaser, any other Purchaser Parties or their respective agents, employees, consultants, representatives or contractors at the Property.

8.       Survival. The terms, provisions and indemnities contained in this Section II shall survive the Closing or termination of this Agreement.

III.              CLOSING.

A.                Date and Location. Closing (the “Closing”) shall be consummated by mail and all deliveries shall be directed to McDonald Hopkins LLC (the “Escrow Agent”). The Closing shall occur on February 28, 2018 (the “Closing Date”) or such earlier time as may be mutually agreed by Purchaser and Seller. If the Closing Date occurs on or before January 31, 2018, the Purchase Price shall be reduced by One Hundred Thirty Thousand and NO/100 Dollars ($130,000.00). Seller and Purchaser acknowledge and agree that Escrow Agent represents Seller in connection with the transaction contemplated by this Agreement, and in the event any disagreement shall arise as a result of this Agreement or the transaction contemplated hereby, the Escrow Agent shall not be disqualified from representing Seller by virtue of its serving as Escrow Agent pursuant to this Agreement.

B.                 Conveyance; Conditions to Closing. Seller has the legal authority to and shall convey fee simple title to the Property to Purchaser subject to the Permitted Exceptions by a special warranty deed in the form attached hereto as Exhibit B (the “Deed”) and incorporated herein, and shall be delivered at Closing upon Seller’s Escrow Agent’s receipt of the Purchase Price and Purchaser’s compliance with all of the terms and provisions of this Agreement.

As a condition to Purchaser’s obligation to close, (i) the Title Company shall commit to deliver to Purchaser an ALTA 2006 owner’s policy of title insurance issued by the Title Company in the amount of the Purchase Price insuring Purchaser as the owner of fee simple title to the Property, subject to the Permitted Exceptions; (ii) as of Closing, there shall be no parties in possession of the Property other than Tenant or third parties associated with Tenant (which may include, without limitation, invitees, contractors creditors, receivers, bankruptcy parties/trustees and other parties in possession by, through or under Tenant); and (iii) Seller has delivered the documents and items specified in Section III.C. below.

As conditions precedent to Seller’s obligation to close: (i) Purchaser shall have performed in all material respects all of its covenants in this Agreement, there shall be no breach of any representations and warranties made by Purchaser herein, and such representations, warranties or covenants shall have remained true and correct in all material respects prior to Closing; and (ii) Purchaser has delivered to the Escrow Agent the Purchase Price and the documents and items specified in Section III.D. below.

C.                 Delivery by Seller. At the Closing, Seller shall deliver to Purchaser or deposit or cause to be deposited with the Escrow Agent the following documents:

1.                  A duly executed and acknowledged Deed;

2.                  A duly executed Assignment of Lease in the form attached hereto as Exhibit C and incorporated herein;

3.                  A duly executed Assignment of all licenses, permits, construction contracts, and agreements, if any, in a commercially reasonable form proposed by Seller;

4.                  A duly executed Quit Claim Bill of Sale in the form attached hereto as Exhibit D and incorporated herein;

5.                  Internal Revenue Code reporting requirements or disclosures;

6.                  FIRPTA Affidavit;

7.                  Intentionally Omitted.

8.                  An affidavit stating that all construction work contracted for by Seller has been paid;

9.                  State, County and municipal conveyance fee declarations, if applicable;

10.              Closing Statement (as hereafter defined);

11.              A notice to Tenant under the Lease stating that Purchaser has assumed all obligations of the landlord under such Leases and that all tenant deposits in the possession of Seller, if any, have been delivered to the Purchaser. Such notice to tenants shall be sent by Purchaser to Tenant under Lease within three (3) days of Closing.

12.              All other documents, including such documents required by the Title Company, which are customary and necessary to close this transaction in accordance with this Agreement, provided, that Seller shall have no obligation to execute any affidavits or indemnities in connection with the issuance of Purchaser’s title insurance policy.

D.                Delivery by Purchaser. At the Closing, Purchaser shall deliver to Seller or deposit or cause to be deposited with the Escrow Agent the following funds and documents:

1.                  The balance of the Purchase Price (plus or minus any prorations, costs and adjustments) by federal wire transfer and which comply with the Title Company’s requirements for completion of the Closing on the Closing Date;

2.                  Purchaser’s duly executed counterpart of the Assignment of Lease;

3.                  Evidence of Purchaser’s capacity and authority for the closing of this transaction;

4.                  Duplicate signed State, County and municipal conveyance fee declarations, if applicable;

5.                  Duplicate signed Closing Statement; and

6.                  All other documents, including such documents required by the Title Company, which are customary and necessary to close this transaction in accordance with the Agreement.

E.                 The Closing may be conducted as a “mail away” Closing with the items to be delivered by Seller and Purchaser under this Agreement being delivered to the Closing Agent on or before the Closing Date.

F.                  A closing/settlement statement, in the form customarily used in Palm Beach, Florida shall be prepared by Escrow Agent and executed by the parties hereto at Closing, which closing statement shall evidence the monetary terms of the transaction (the “Closing Statement”).

G.                Closing Prorations/Costs/Payments. Attorneys' fees, consulting fees, and other Due Diligence expenses shall be borne by the party incurring such expense. Unless expressly set forth below to the contrary, all prorations provided in this Section III.G., shall be paid by Purchaser to Seller (if the prorations result in a net credit to the Seller) or by Seller to Purchaser (if the prorations result in a net credit to the Purchaser) by increasing or reducing the cash balance to be paid by Purchaser at the Closing. A copy of the schedule of prorations as agreed upon by Purchaser and Seller shall be delivered to Escrow Agent no later than one (1) Business Day prior to the Closing. All prorations shall be final unless expressly stated otherwise herein. The costs, taxes and expenses of consummating the transaction contemplated in this Agreement shall be paid and prorated as follows:

1.                  Certain Purchaser Costs. Purchaser shall pay for (a) the cost of any title endorsements requested by Purchaser or Purchaser’s lender at the promulgated rate, (b) the costs of recording the Deed and any instrument or title insurance related to Purchaser’s financing, if any, which shall be issued at the simultaneous minimum promulgated rate; (c) Purchaser shall obtain and pay for any new survey or update(s) and/or revisions to Seller’s Existing Survey that may be required by the Title Company, Purchaser or Purchaser’s mortgage lender; and (d) any and all other costs, taxes and expenses related to Purchaser’s financing, if any.

2.                  Certain Seller Costs. Seller shall pay for (a) the cost of the Title Commitment and the title insurance premium in connection therewith (but not any title endorsements, or the costs of any lenders policy in connection with Purchaser’s financing); (b) the escrow and Closing fees charged by the Title Company (only to the extent not related to Purchaser’s financing); (c) the cost of documentary stamp taxes or transfer taxes incurred in connection with the Deed, and (d) the recording costs of any documents necessary to cure Valid Title Objections.

3.                  General. Rentals, revenues, and other income, if any, from the Property, and real property taxes and operating expenses, if any, affecting the Property shall not be prorated. “Rentals” as used herein includes fixed rentals, additional rentals and other sums and charges payable by tenants under Lease for the Real Property.

4.                  Taxes and Assessments. Real estate taxes and installments of assessments (collectively, the “Taxes”) are Tenant’s responsibility under the Lease. In the event Purchaser fully funds the Earned Payments, Seller shall be responsible to pay all Taxes affecting the Property which are imposed or accrue during the 2017 calendar year directly to the taxing body. Purchaser shall be responsible for the payment of all Taxes affecting the Property which are imposed or accrue against the Property for the 2018 calendar year and after. The manner in which Taxes are addressed pursuant to this Section III.G.4. shall be final and not subject to proration.

5.                  Utilities. Utilities are the Tenant’s responsibility under the Lease and shall not be prorated. To the extent of any unpaid utility bills at Closing, as between Seller and Purchaser, Purchaser shall be responsible.

6.                  Tenant Deposit. Provided Purchaser fully funds the Earned Payments, Seller shall transfer or credit Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Security Deposit”) to Purchaser at Closing, which amount represents the full amount of the Security Deposit under Section 51.A. of the Lease; provided, however, in the event any actions are pending involving Tenant under Insolvency Laws (as defined below) at Closing which may, in Seller’s sole discretion interfere with Seller’s ability to transfer or credit the Security Deposit, Seller may elect not to credit the Security Deposit, but rather, subject to Insolvency Laws, assign all its rights to the Security Deposit to Purchaser in lieu thereof. In the event the Seller transfers or credits the Security Deposit or assigns its rights thereto pursuant to the previous sentence Seller shall be deemed released of all liability with respect thereto; provided, that if Seller assigns its rights to the Security Deposit pursuant to the previous sentence, Seller shall not be relieved of the obligation to cooperate with Purchaser to finalize the transfer of Seller’s rights subject to Insolvency Laws.

IV.              POSSESSION OF THE PROPERTY. Subject to the terms and provisions of this Agreement, Seller shall deliver possession to the Property, excluding the Lease and possession by Tenant or third parties associated with Tenant (which may include, without limitation, invitees, contractors creditors, receivers, bankruptcy parties/trustees and other parties in possession by, through or under Tenant), to Purchaser at Closing. The acceptance by Purchaser of the delivery of the Deed at the Closing shall be deemed to be full performance and discharge of every agreement and obligation (either express or implied) on the part of Seller to be performed pursuant to this Agreement and no representation, warranty or agreement, express or implied, of Seller shall survive the Closing except those which are set forth in the Deed or are herein specifically stated to survive the Closing.

V.                CASUALTY. In the event that damage or destruction of the Property or any part thereof caused by fire or other casualty exceeds fifteen percent (15%) of the Purchase Price (a “Material Portion”) to repair or replace, Purchaser shall elect in writing to be exercised ten (10) days after receipt of notice of such destruction or damage, at its option, one of the following:

A.                To terminate this Agreement, in which event Seller shall retain the Earned Payments and shall return the Closing Deposits (if any) and each party shall be released from all obligations hereunder (except those which are herein specifically stated to survive the Closing or termination); or

B.                 To proceed with Closing in accordance with the terms of this Agreement (and subject to any rights Seller may have to terminate the Agreement prior to Closing) and Seller shall assign all insurance proceeds, insurance policies, and claims to Purchaser at Closing, with any cost of assignment split equally between Purchaser and Seller. Seller represents to Purchaser that it will during the pendency of this Agreement maintain valid property insurance in place against loss or damage to the structure of the buildings constituting Improvements by such perils as are included in a standard “all risk” or “special form” property owner insurance policy.

If Purchaser does not timely notify Seller in writing of its election to terminate this Agreement, Purchaser shall be deemed to have elected not to terminate this Agreement. If less than a Material Portion of the Property is damaged or destroyed, or if a Material Portion is damaged or destroyed and Purchaser elects or is deemed to have elected not to terminate this Agreement, the parties shall proceed to the Closing without reduction in the Purchase Price and with the Property in “as-is” condition. Seller shall have no obligation to make any repairs to the Property in the event of a damage or destruction. Notwithstanding the foregoing, in the event of any damage or destruction of the Property or any part thereof caused by fire or other casualty, regardless of the amount of damage, Seller shall assign all insurance proceeds, insurance policies, and claims to Purchaser at Closing, with any cost of assignment split equally between Purchaser and Seller.

VI.              CONDEMNATION. If all or any material portion of the Property is taken in condemnation or under the right of eminent domain or is damaged or destroyed by a casualty after the Effective Date and before a Closing, Purchaser may, at its option, and within ten (10) days after receipt of written notice of such damage or taking, either (i) terminate this Agreement by written notice to Seller and receive an immediate refund of the Closing Deposits (and Seller may retain the Earned Payments), or (ii) proceed to close the purchase and sale as provided in this Agreement. If Purchaser elects to close, Seller shall deliver to Purchaser at the Closing any proceeds actually received by Seller attributable to the Property from any such damage or condemnation or eminent domain proceeding, or conveyance in lieu thereof, and shall assign to Purchaser its right to receive any condemnation award not yet paid, and there shall be no reduction in the Purchase Price.

VII.           SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties to Purchaser: Seller is duly organized and legally existing, and in good standing in the State of Delaware. The execution and delivery by Seller of, and Seller’s performance under, this Agreement are within Seller’s powers and have been duly authorized by all requisite action and do not conflict with or result in any breach of or default under any agreement governing Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to laws applicable generally to creditors’ rights. Seller has not received service of process stating that it is a party to any litigation with respect to its ownership of the Property (the “Service Rep”). None of the representations of Seller in this Agreement contain any untrue statement of a material fact or fail to state a material fact necessary in order to make any representation contained herein not misleading in light of the circumstances in which such representation is made. The representations set forth in this Section VII. are true and correct as of the date of this Agreement and as of Closing (aside from the Service Rep which is only made as of the Effective Date, and not the day of Closing).

VIII.        PURCHASER’S COVENANTS, REPRESENTATIONS AND WARRANTIES. Purchaser makes the following representations and warranties to Seller: Purchaser is a Florida limited liability company, duly organized, and in good standing under the laws of the State of Florida. This Agreement constitutes the legal, valid, and binding obligation of Purchaser enforceable in accordance with its terms, Purchaser has full power and authority to enter into and perform the terms and conditions of this Agreement, Purchaser has obtained all necessary approvals and consents to the purchase of the Property as contemplated by this Agreement, and the person executing this Agreement for Purchaser is fully and duly empowered and authorized so to act. The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, violate, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any of Purchaser’s organizational documents or any contract or agreement to which Purchaser is a party or by which Purchaser is otherwise bound. There are no pending or, to the knowledge of Purchaser, threatened actions or proceedings against Purchaser that, if determined adversely to Purchaser, would materially adversely affect Purchaser’s ability to perform its obligations under this Agreement or that would enjoin or prevent the consummation of the Closing. None of the representations of Purchaser in this Agreement contain any untrue statement of a material fact or fail to state a material fact necessary in order to make any representation contained herein not misleading in light of the circumstances in which such representation is made. The representations set forth in this Section VIII. are true and correct as of the date of this Agreement and shall survive the Closing.

IX.              NO REPRESENTATIONS OR WARRANTIES.

A.       “As-Is”; Indemnification. IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER “AS IS, WHERE IS” AND WITH ANY AND ALL FAULTS AND LATENT AND PATENT DEFECTS WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY BY SELLER. SELLER HAS NOT MADE AND DOES NOT MAKE AND HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASE, THE PROPERTY, ITS CONDITION (INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING QUALITY OF CONSTRUCTION, STATE OF REPAIR, WORKMANSHIP, MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE), ITS COMPLIANCE WITH ENVIRONMENTAL LAWS OR OTHER LAWS, ITS ENVIRONMENTAL CONDITION, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, INCOME TO BE DERIVED THEREFROM OR EXPENSES TO BE INCURRED WITH RESPECT THERETO, THE OBLIGATIONS, RESPONSIBILITIES OR LIABILITIES OF THE OWNER THEREOF, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY OTHER REPRESENTATION OR WARRANTY. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY SUCH REPRESENTATION, WARRANTY, STATEMENT OR OTHER ASSERTION, ORAL OR WRITTEN, MADE BY SELLER OR ANY REPRESENTATIVE OF SELLER OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT FOR OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY, BUT RATHER IS RELYING UPON ITS OWN EXAMINATION AND INSPECTION OF THE PROPERTY AND THE LEASE. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS IN PURCHASING THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMERS, AGREEMENTS AND ACKNOWLEDGMENTS CONTAINED HEREIN, PURCHASER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY WARRANTIES REGARDING (A) THE TRUTH OR ACCURACY OF ANY ENVIRONMENTAL SITE ASSESSMENT; OR (B) THE QUALIFICATIONS OR EXPERTISE OF THE RESPECTIVE PARTIES CONDUCTING ANY ENVIRONMENTAL SITE ASSESSMENT. UPON THE CLOSING AND THE PURCHASE OF THE PROPERTY, PURCHASER AGREES THAT PURCHASER SHALL BE SOLELY RESPONSIBLE FOR COMPLYING WITH, AND AGREES TO WAIVE, RELEASE, INDEMNIFY AND HOLD SELLER AND SELLER INDEMNIFIED PARTIES HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES AND OBLIGATIONS OF WHATSOEVER KIND OR NATURE, DIRECT OR INDIRECT, AND WHETHER CONTINGENT, CONDITIONAL OR OTHERWISE, THAT ARE KNOWN OR UNKNOWN, ARISING UNDER, PURSUANT TO, FROM OR BY REASON OF OR IN CONNECTION WITH ANY AND ALL FEDERAL, STATE AND LOCAL LAWS, STATUTES, ORDINANCES, RULES, REGULATIONS, PERMITS OR STANDARDS, INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO ENVIRONMENTAL PROTECTION; HAZARDOUS OR SOLID WASTES OR HAZARDOUS SUBSTANCES (INCLUDING, BUT NOT LIMITED TO, PETROLEUM, PETROLEUM PRODUCTS AND PETROLEUM WASTES; ASBESTOS CONTAINING MATERIALS AND WASTES; POLYCHLORINATED BIPHENYL WASTES, PETROLEUM PRODUCTS, CONSTITUENTS AND DERIVATIVES; ASBESTOS; POLYCHLORINATED BIPHENYLS; ORGANIC SOLVENTS; AND METALS) OR ANY SUBSTANCES NOW OR IN THE FUTURE SUBJECT TO REGULATION AT, ON OR ABOUT THE PROPERTY. THE INDEMNIFICATION AND HOLD HARMLESS OF SELLER INDEMNIFIED PARTIES BY PURCHASER SET FORTH HEREIN IS INTENDED AND DOES INCLUDE ANY CLAIM OR DAMAGE WHICH IS BASED IN WHOLE OR IN PART ON THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF SELLER OR SELLER’S AGENTS AND/OR EMPLOYEES. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE CLOSING, SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENT AND SHALL BE INCORPORATED INTO THE DEED TO BE DELIVERED BY SELLER AT CLOSING. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE PROPERTY.

B.       Special Lease Acknowledgment. Purchaser acknowledges that the Tenant may be in default of one or multiple Lease provisions and Purchaser is entering into this Agreement with full knowledge that the Tenant may not be in good standing under the Lease.

X.                DEFAULT/REMEDIES.

A.                Default by Purchaser. If Purchaser shall default in any of its obligations under this Agreement (including, without limitation, a failure to fund described in Section I.C.) Seller’s sole remedy at law or equity shall be the right to terminate this Agreement with notice to Purchaser and retain the Earned Payments and Closing Deposits to recompense Seller for time spent, labor and services performed, and the loss of its bargain, as Seller’s liquidated damages. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE; PROVIDED, HOWEVER, THAT THIS SECTION X.A. SHALL NOT APPLY TO OR LIMIT PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER INDEMNIFIED PARTIES UNDER SECTIONS II.B.7. OR XIII.O., OR ELSEWHERE IN THIS AGREEMENT, OR PURCHASER'S INDEMNITY OBLIGATIONS UNDER THE ASSIGNMENT OF LEASE OR OTHER DOCUMENTATION TO BE DELIVERED AT CLOSING. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE REMEDY FOR THE BREACH OF THIS AGREEMENT (OTHER THAN PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER INDEMNIFIED PARTIES UNDER SECTIONS II.B.7. OR XIII.O., OR ELSEWHERE IN THIS AGREEMENT, OR PURCHASER'S INDEMNITY OBLIGATIONS UNDER THE ASSIGNMENT OF LEASE OR OTHER DOCUMENTATION TO BE DELIVERED AT CLOSING). Notwithstanding the foregoing, (i) in the event Purchaser fails to timely fund the Initial Earned Payment or November Earned Payment, Seller shall have all remedies available at law or in equity, and (ii) following Seller’s termination of this Agreement under this Section X.A., Seller agrees that the Earned Payments (but not any Closing Deposits) actually paid by Purchaser shall be applied first against Tenant’s monthly rental arrearages and real estate tax payment arrearages under the Lease accruing from August 1, 2017 through the day the Agreement is terminated, then to Tenant’s other arrearages under the Lease in any order and priority determined by Seller in its sole and absolute discretion.

B.                 Default by Seller. If Seller fails to consummate Closing under this Agreement for any reason other than Purchaser’s default or the termination of this Agreement as expressly permitted hereunder, Purchaser’s sole remedy shall be to elect one of the following: (i) to terminate this Agreement, in which event Purchaser shall be entitled to the return of any funded Closing Deposits (but not the Earned Payments, which may be retained by Seller, but shall be applied first against Tenant’s monthly rental arrearages and real estate tax payment arrearages under the Lease accruing from August 1, 2017 through the day the Agreement is terminated, then to Tenant’s other arrearages under the Lease in any order and priority determined by Seller in its sole and absolute discretion), or (ii) to bring a suit for specific performance, provided that such suit for specific performance is brought no later than twenty (20) days after the Closing Date, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date.

C.                 Attorney’s Fees. The foregoing notwithstanding, in any default of this Agreement by either Seller or Purchaser, the prevailing party in any dispute shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, expenses and costs of court.

D.                No Contesting Liquidated Damages. As material consideration to Seller’s agreement to the liquidated damages provisions stated above, Purchaser hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provision for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

XI.              NOTICES. Any notices or other communications shall be deemed given if addressed to the appropriate party as shown below and (i) hand delivered; or (ii) sent by nationally reputable overnight courier. All notices hand delivered shall be deemed received on the date of delivery. All notices sent by overnight courier shall be deemed delivered on day of receipt.

If to Seller:

c/o Atlas Real Estate Partners

226 5th Avenue, 2nd Floor

New York, NY 1001

Email: dwallace@atlasrep.com; achary@atlasrep.com;

afoster@atlasrep.com

With a copy to:

Freeborn & Peters LLP

311 S. Wacker Drive

Suite 3000

Chicago, IL 60606

Attn: Chad J. Richman, Esq.

Email: crichman@freeborn.com

If to Purchaser:

Delray Andrews RE, LLC

810 Andrews Ave.

Delray Beach, FL 33484

Attn: Shawn E. Leon

E-mail: shawnleon@rogers.com

With a copy to:

Dickinson Wright

350 East Las Olas Boulevard

Suite 1750

Ft. Lauderdale, Florida 33301

Attn: Clint J. Gage, Esq.

Email: cgage@dickinson-wright.com

The addresses may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect for all purposes. No notice to Seller shall be deemed given or received unless the entity noted “With a copy to” is simultaneously delivered notice in the same manner as any notice given to Seller. Notwithstanding anything else contained in the Agreement to the contrary, written notice may be sent by electronic mail (otherwise known as “e-mail”) at all times prior to Closing. E-mail shall be deemed delivered at the time dispatched from the sender; provided the receipt is acknowledged by the receiver by e-mail or other written means. E-mail notices are to be sent to the e-mail addresses set forth above for Purchaser and Seller and the entity noted “With a copy to” for Seller, and are otherwise ineffective.

XII.           TAX-FREE EXCHANGE. Notwithstanding anything contained herein to the contrary, Seller may designate the Property as relinquished property to consummate a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (an “Exchange”), which may include the assignment of its rights under this Agreement to a qualified intermediary and/or an exchange accommodation titleholder (“1031 Assignee”) and, provided that Seller notifies Purchaser at least five (5) Business Days prior to Closing that Seller intends to effect an Exchange with respect to the Property, Purchaser shall cooperate (at no cost to Purchaser) in structuring the transaction as an Exchange. Without limitation, Purchaser will acknowledge the assignment of this Agreement to the 1031 Assignee and (to the extent directed by Seller or the 1031 Assignee) Purchaser agrees to tender all required performance under this Agreement to the 1031 Assignee. Performance by the 1031 Assignee will be treated as performance by Seller. No assignment of Seller's rights under this Agreement to the 1031 Assignee shall effect a release of Seller from obligations under this Agreement or impair Purchaser's rights under this Agreement.

XIII.        MISCELLANEOUS.

A.                Entire Agreement. This Agreement and the schedules and exhibits attached hereto embody the entire agreement and understanding of Seller and Purchaser relating to the subject matter hereof and supersedes all prior representations, agreements, and understandings, oral or written, relating to such matter.

B.                 Schedules/Exhibits. The following schedules and exhibits attached hereto are incorporated herein by this reference as if fully set forth herein:

Exhibit A	Legal Description of the Property
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Assignment of Lease
Exhibit D	Form of Quit Claim Bill of Sale

C.                 Assignment. Except as expressly provided herein, this Agreement and any documents executed in connection herewith shall not be assigned by Purchaser without the prior written consent of Seller, and any assignment without such prior written consent shall be null and void.

D.                Severability. Except as expressly provided to the contrary herein, each section, paragraph, part, term, or provision of this Agreement shall be considered severable, and if for any reason any section, paragraph, part, term, or provision herein is determined to be invalid and in violation of any existing or future law or regulation by a court or governmental agency having valid jurisdiction, such determination shall not impair the operation of or have any other effect on other sections, paragraphs, parts, terms, or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, paragraphs, parts, terms, or provisions shall not be deemed to be a part of this Agreement.

E.                 Confidentiality. This Agreement and the terms hereof, and any information obtained by Purchaser as a result of its access to the Property, the performance of the Due Diligence, and the Seller Information shall be strictly confidential. The foregoing shall not preclude either party from disclosing any term hereof in order to (i) comply with laws, rules, regulations and court orders, including, without limitation, governmental regulatory, tax and reporting requirements, (ii) disclose information to such party’s accountants, attorneys, actual and prospective lenders, investment bankers, investors, underwriters, members, managers, tenants, and taxing authorities, in connection with the transactions contemplated by this Agreement (collectively “Representatives”), to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of such party and that such Representatives agree to keep such information confidential, to the extent reasonably possible under the circumstances, or (iii) support the position of any party in any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section XIII.E. In furtherance of the foregoing, neither party hereto shall make any public announcement or press release concerning this Agreement or the transactions contemplated herein except as may be mutually agreed upon by the parties in writing. The provisions of this Section XIII.E. shall survive the Closing or earlier termination of this Agreement.

F.                  Survival. Unless otherwise specifically set forth in this Agreement, none of the representations, warranties or indemnities set forth herein shall survive the Closing.

G.                Construction and Interpretation of Agreement; Venue; Jurisdiction. This Agreement is to be performed in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida. Any complaint filed under this Agreement shall be filed exclusively in the Palm Beach County, Florida Courts. Should any provision of this Agreement require interpretation, it is agreed that the presumption that the terms hereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same shall not apply. It is agreed and stipulated that all parties hereto have participated equally in the preparation of this Agreement and legal counsel was consulted by each party before the execution of this Agreement.

H.                Amendment and Waiver. This Agreement may not be amended or modified in any way except by an instrument in writing executed by all parties hereto.

I.                    Outside Businesses; No Side Agreement or Representations. Nothing contained in this Agreement shall be construed to restrict or prevent in any manner any party or any party’s affiliates, parent corporations, representatives, or principals from engaging in any other businesses or investments. No person acting on behalf of Seller is authorized to make, and by execution hereof, Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

J.                   No Agency, Partnership or Joint Venture. Nothing contained herein shall be deemed or construed by the parties hereto or by any third party as creating the relationship of (i) principal and agent; (ii) a partnership; or (iii) a joint venture between the parties hereto; it being understood and agreed that neither any provisions contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of seller and purchaser.

K.                Limited Offer. The terms of this Agreement shall not be construed as an offer by or be binding upon any of the parties hereto until such party has properly executed the Agreement in the space provided below. In no event whatsoever shall Seller have any liability or obligation to Purchaser by reason of Purchaser’s submittal of this Agreement to Seller unless and until the Agreement is fully executed by both parties and delivered by both parties. Purchaser acknowledges and agrees that if Purchaser submits a signed original of this Agreement to Seller that Purchaser is submitting such offer to Seller without relying upon any representation, warranty, statement or other assertion, oral or written, made by Seller or any representative of Seller or any other person purporting to act for or on behalf of Seller with respect to Seller’s potential acceptance of Purchaser’s offer or Seller’s marketing of the Property. Purchaser acknowledges and agrees that Seller shall have no obligation to not market the Property or discontinue marketing the Property, if applicable.

L.                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument. Delivery of this Agreement may be accomplished by electronic facsimile reproduction ("FAX") or via electronic mail via .PDF ("PDF"); if FAX or PDF delivery is utilized, the electronic version shall have the same force and effect as the original.

M.               Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

N.                Time. Time is of the essence in this Agreement and each and all of its provisions. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other obligation under this Agreement.

O.                Brokers. The parties represent to one another that there are no brokers that are or were involved in the negotiation and/or consummation of this transaction. Seller hereby indemnifies and holds Purchaser harmless from and against any costs, fees, damages, claims and liabilities, including, but not limited to, reasonable attorneys’ fees and paralegals’ fees arising out of any claim or demand or threats of claim made by any broker or salesmen claiming by any reason of its relationship with Seller its representatives, employees or agents, whether incurred by settlement and whether or not litigation results in a trial, arbitration and appellate levels. Purchaser hereby indemnifies and holds Seller harmless from and against any costs, fees, damages, claims and liabilities, including, but not limited to, reasonable attorneys’ fees and paralegals’ fees arising out of any claim or demand or threats of claim made by any broker or salesmen claiming by any reason of its relationship with Purchaser its representatives, employees or agents, whether incurred by settlement and whether or not litigation results in a trial, arbitration and appellate levels. The provisions of this Section shall survive Closing or earlier termination of this Agreement.

P.                  Captions. Captions, titles to sections, and paragraph headings used herein are for convenience of reference and shall not be deemed to limit or alter any provision hereof.

Q.                Intentionally Omitted.

R.                 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

S.                  Day of Performance. If any date for performance hereunder falls on a Saturday, Sunday or other day which is a holiday under Federal law or under the State law where the Property is located, the date for such performance shall be the next succeeding Business Day. Any day other than Saturday, Sunday or other day which is a holiday under Federal law or under the State law where the Property is located are referred to as a “Business Day”.

T.                 As-Is Condition. Purchaser acknowledges and agrees that except as specifically set forth in this Agreement, and in furtherance of (and not in limitation of) Section IX. hereof, (i) Seller has not made, and Purchaser shall not be entitled to rely on, any representations, warranties or other undertakings or agreements of Seller; and (ii) Purchaser acknowledges and agrees that it is receiving the Property in "AS IS" condition "WITH ALL FAULTS AND DEFECTS". Purchaser acknowledges that neither the Sellers nor the Sellers’ agents have made any representations or warranties, express or implied, regarding the Real Estate or the Personal Property.

U.                Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision map, lot line adjustment or other discretionary governmental or quasi-governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing unless first approved by Seller, which approval Seller may withhold in Seller's sole discretion. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental or quasi-governmental act, approval or permit.

V.       No Lis Pendens. As material consideration to Seller’s entering into this Agreement with Purchaser, Purchaser expressly waives any right at common law or otherwise to record or file this Agreement, a notice of contract, a lis pendens or a notice of pendency of action or similar notice against all or any portion of the Property, all in accordance with Section XIII.E. hereof.

W.       RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. [NOTE: THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO FLORIDA STATUTES].

X.       No Third Party Beneficiaries. The provisions of this Agreement are intended for the sole benefit of Purchaser and Seller and shall not inure to the benefit of any other entity or person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

Y.       Lease Modifications and Property Grants. Without Purchaser’s prior written consent Seller shall not modify, assign, permit a Tenant assignment, or terminate, or evict the Tenant under the Lease, or convey or grant any easement, lease, license, or interest in or to the Property prior to the earlier of the Closing or termination of this Agreement. Notwithstanding the foregoing, in the event that prior to the January Deadline and the funding of the January Earned Payment and January Closing Deposit Tenant files a bankruptcy petition or suffers an involuntary petition pursuant to 11 U.S.C. § 101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors, or makes a general assignment for the benefit of creditors, or has a trustee or receiver appointed for (or has any court take jurisdiction of), or has an attachment or execution levied with respect to, or other judicial seizure be effected for, all or substantially all of its assets (collectively with the Bankruptcy Code, the “Insolvency Laws”) Seller may modify or terminate the Lease and/or pursue any remedies against Tenant and/or any guarantor of the Lease (and their respective assets), or eject Tenant, or take any other action deemed necessary by Seller to protect its interest and rights (as applicable, a “Landlord Responsive Action”) without prior written consent of Purchaser. In the event Seller takes a Landlord Responsive Action, Seller shall first send Purchaser a written notice outlining the course of action being undertaken by Seller (not less than 24 hours before such Responsive Action is to be taken), along with copies of all pleadings in any litigation upon the later of three (3) Business Days after Seller’s filing or three (3) Business Days after Seller’s receipt of service (as applicable). To the extent a Landlord Responsive Action involves litigation, Seller will cooperate to substitute Purchaser into any such litigation and assign Seller’s rights to any property of Tenant recovered at Closing.

Z.        Except to the limited extent set forth herein to the contrary, under no circumstance shall Seller apply any Earned Payments or Closing Deposits to the Tenant’s monthly rental arrearages or such other Tenant obligations under the Lease.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement of Purchase and Sale on the Effective Date.

WITNESSES: __________________________________ Print Name: _________________________ __________________________________ Print Name: _________________________

SELLER:

AREP 5400 EAST AVENUE LLC, a Delaware limited liability company

By: AREP 5400 East Avenue Manager LLC, a Delaware limited liability company, its managing member

By:____________________________

Name: _________________________

Its: ____________________________

__________________________________ Print Name: ________________________ __________________________________ Print Name: _________________________	PURCHASER: DELRAY ANDREW RE, LLC, a Florida limited liability company By:__________________________________ Name: _______________________________ Its: __________________________________

The “Effective Date” shall be November 2, 2017.